Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EMS Technologies, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-76455, 333-32425, 333-35842, 333-86973, 333-74770, 333-147652, and 333-147653) of EMS Technologies, Inc. of our reports dated March 31, 2010, with respect to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report of Form 10-K of EMS Technologies, Inc. Our report, on the effectiveness of internal control over financial reporting as of December 31, 2009, contains an explanatory paragraph which states that our audit of internal control over financial reporting of EMS Technologies, Inc. excluded an evaluation of internal control over financial reporting of Formation, Inc. and Satamatics Global Limited.
Our report on the consolidated financial statements refers to a change in the method of accounting for business combinations in 2009 due to the adoption of SFAS 141(R), Business Combinations (incorporated into ASC Topic 805, Business Combinations).
/s/ KPMG LLP
Atlanta, Georgia
March 31, 2010